As filed with the Securities and Exchange Commission on November 6, 2006

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

V.F. CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation or Operation)	23-1180120 (I.R.S. Employer Identification Number)
105 Corporate Center Blvd.
Greensboro, North Carolina 27408
(Address of Principal Executive Offices, including Zip Code)

VF CORPORATION RETIREMENT
SAVINGS PLAN FOR SALARIED EMPLOYEES
(formerly known as:
VF CORPORATION TAX-ADVANTAGED
SAVINGS PLAN FOR SALARIED EMPLOYEES)
(Full Title of the Plan)

Candace S. Cummings, Esq.
Vice President — Administration, General Counsel and Secretary
V.F. Corporation
P.O. Box 21488
Greensboro, North Carolina 27420
(336) 424-6000
(Name, Address And Telephone Number, Including Area Code, of Agent For Service)

CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed maximum	Proposed maximum	Amount of
Title of shares to be registered	registered (2)	offering price per share	aggregate offering price	registration fee
Common Stock (no par value; stated capital $1.00 per share)(1)	2,000,000	$76.15(3)	$152,300,000	$16,296.10

(1)	In addition, this registration statement registers an indeterminate number of rights (the “Rights”) to purchase Series A Participating Cumulative Preferred Stock pursuant to the terms of a certain Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, as amended. No separate consideration will be received for the Rights, which initially will trade together with the Common Stock.

(2)	In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate amount of: (a) interests to be offered or sold pursuant to the employee benefit plan described herein, and (b) additional shares which may be necessary to adjust the number of shares reserved for issuance pursuant to the Retirement Savings Plan for Salaried Employees for any future stock split, stock dividend or similar adjustment of the outstanding Common Stock of the registrant.

(3)	Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933. The price and fee are computed based upon $76.15, the average of the high and low prices for the common stock reported on the New York Stock Exchange on November 1, 2006.

     Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register additional shares of Common Stock, no par value, stated capital $1.00 per share, of V.F. Corporation (the “Company”), with respect to three currently effective Registration Statements on Form S-8 of the Company relating to the Company’s Retirement Savings Plan for Salaried Employees.
     The contents of the Registration Statements on Form S-8 as filed on July 23, 1998, Registration No. 333-59727, on March 20, 1990, Registration No. 33-33621, as amended, and on August 29, 1985, Registration No. 2-99945, as amended, are incorporated by reference into this Registration Statement.
Item 8. Exhibits.

5.1	Opinion of Pepper Hamilton LLP

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)

24.1	Power of Attorney

     In accordance with Item 8 of Form S-8, this registration statement does not include Exhibit 5 — Opinion regarding compliance of the Plan with ERISA, as the Company undertakes to submit the Plan and any amendment thereto to the Internal Revenue Service in a timely manner and will make all changes required by the Internal Revenue Service in order to qualify the Plan under Section 401(a) and 401(k) of the Internal Revenue Code.

SIGNATURES
     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Greensboro, North Carolina, on November 6, 2006.

V.F. CORPORATION
By:	/s/ Mackey J. McDonald
Mackey J. McDonald
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	DATE

/s/ Mackey J. McDonald	November 6, 2006

Mackey J. McDonald Chairman and Chief Executive Officer

/s/ Robert K. Shearer	November 6, 2006

Robert K. Shearer Senior Vice President and Chief Financial Officer

/s/ Bradley W. Batten	November 6, 2006

Bradley W. Batten Vice President — Controller and Chief Accounting Officer

DIRECTORS

Juan Ernesto de Bedout*	George Fellows*	Mackey J. McDonald*
Edward E. Crutchfield*	Daniel R. Hesse	Clarence Otis, Jr.*
Ursula O. Fairbairn*	Robert J. Hurst*	M. Rust Sharp*
Barbara S. Feigin*	W. Alan McCollough*	Raymond G. Viault*

	*By: /s/ Candace S. Cummings	Date: October 18, 2006
Candace S. Cummings, Attorney-In-Fact
The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greensboro, North Carolina, on October 18, 2006.

VF CORPORATION RETIREMENT SAVINGS PLAN FOR SALARIED EMPLOYEES
By:	V.F. CORPORATION PENSION PLAN COMMITTEE, Administrator

By:	/s/ Candace S. Cummings
Candace S. Cummings, Member

EXHIBIT INDEX

5.1	Opinion of Pepper Hamilton LLP
23.1	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Pepper Hamilton LLP (included in Exhibit 5.1)
24.1	Power of Attorney